Strictly Confidential

CONSORTIUM AGREEMENT

This CONSORTIUM AGREEMENT, dated as of August 25, 2025 (this “Agreement”), is made by and among Mr. Max Wygod (the “Founder”), and each person who delivers a duly executed signature page hereto (together with the Founder, each a “Party,” and collectively, the “Parties”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 8.1 hereof.

WHEREAS, the Parties propose to respectively use best efforts to develop and undertake a take-private acquisition transaction (the “Transaction”) with respect to Forian, Inc., a company incorporated under the laws of Delaware and listed on the NASDAQ Stock Market (the “NASDAQ”) (the “Company”), pursuant to which a special purpose vehicle formed by the Parties or their Affiliates (the “SPV”) to acquire all of the outstanding Company Shares not already beneficially owned by the Parties or any of their Affiliates, and the Company would be delisted from the NASDAQ and deregistered under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

WHEREAS, the Parties anticipate that the Transaction will be structured as a tender offer followed by a merger pursuant to Section 251(h) of the Delaware General Corporation Law; and

WHEREAS, on or about the date hereof, the Founder intends to submit a preliminary non-binding proposal to the board of directors of the Company (the “Board”) in connection with the Transaction in substantially the form attached as Exhibit A hereto (the “Proposal”).

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Proposal and Consortium; Participation

1.1 Proposal and Consortium. The Founder shall submit the Proposal to the Board on or about the date hereof and shall use his good faith efforts to further the implementation of the Transaction as soon as practical.

1.2 Participation. The Parties agree to act in good faith to pursue the Transaction as a consortium acting together as contemplated by this Agreement.

2.	Cooperation

2.1 Cooperation. During the term of this Agreement each party agrees:

(a) subject to Section 2.2, to work exclusively with the other Parties to implement the Transaction, including to (i) evaluate the Company and its business; (ii) conduct negotiations with the Company; and (iii) prepare, negotiate and finalize the definitive documents in connection with the Transaction; and

(b) that no Party shall transfer all or any portion of its equity interests in the Company, whether voluntarily or involuntarily, except in connection with the Transaction.

Notwithstanding the foregoing provisions of this Section 2.1, to the extent the Company (including the Board or any committee thereof) specifically requests that any Party who is a director or officer of the Company to cooperate in respect of a bona fide written Alternative Transaction that was not made, sought, initiated, solicited, encouraged, induced, facilitated or joined by such Party, and such Party (solely in his or her capacity as a member of the Board or as an officer and not in his or her capacity as a shareholder) determines that he or she is obligated in such capacity to cooperate with the Company (including the Board or any committee thereof) in order to comply with his or her fiduciary duties under Delaware law, such Party may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity.

2.2 Negotiation of the Transaction. The Founder shall lead negotiations of the Transaction with the Company on behalf of the Parties. The Founder shall keep the Parties advised on the status of discussions from time to time, as and when reasonably appropriate, and shall consult with the Parties with respect to any material change to the terms in Exhibit A.

[Signature Pages to Consortium Agreement]

3.	The Definitive Documents

3.1 Definitive Documents. Prior to the signing of the definitive merger agreement (the “Merger Agreement”), the Parties shall negotiate in good faith acting reasonably, the final form of an investors agreement applicable to the SPV (the “Investors Agreement”) and such other agreements in connection with the consummation of the Transaction (the “Closing”) as they mutually determine are necessary or advisable (the Investors Agreement and such other documents being the “Definitive Documents”). The Definitive Documents shall contain, among other customary and reasonable provisions as the Parties unanimously may agree, provisions relating to the management of the SPV, the respective rights of the Parties as owners of the SPV, the composition of the Board of Directors of the SPV, preemptive rights, rights of first offer and take-along rights, and the transferability of interests in the SPV.

4.	Termination

4.1 Termination. This Agreement will terminate on the earliest of:

(a) At such time as the Parties have agreed in writing to terminate the Agreement;

(b) the date that is 180 days after the date of this Agreement or such later date as the Parties shall agree;

(c) the date of execution of the Investors Agreement; or

(d) the date of any formal termination of discussions of the Transaction by the Board or any committee thereof;

provided that, in the case of termination pursuant to clause (b), (c) or (d), such termination shall occur automatically and without any further action by any Party.

4.2 Effect of Termination.

(a) Upon termination of this Agreement pursuant to Section 4.1 (Termination), each of Section 4.2 (Effect of Termination), Section 5.1(b) (Expenses and Fee Sharing), and Article 6 (Miscellaneous) shall continue to bind the Parties. For the avoidance of doubt, any nondisclosure agreement between or among Parties shall survive termination of this Agreement in accordance with its terms.

(b) Without prejudice to Section 4.2(a), except for any liability for failure to comply with the terms of this Agreement prior to its termination which shall survive such termination, the Parties shall not otherwise be liable to each other in relation to this Agreement after termination.

5.	Transaction Costs

5.1 Expenses and Fee Sharing.

(a) Upon consummation of the Transaction, the Parties shall cause the Company to reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transaction (collectively, the “Consortium Transaction Expenses”), including, for the avoidance of doubt, the reasonable fees, expenses and disbursements of the advisors retained by the Parties in connection with the Transaction (each as named in Schedule B or as otherwise agreed in writing by the Parties) (including those costs and expenses incurred in connection with any due diligence investigation with respect to the Company, but excluding fees, expenses and disbursements of any separate advisors retained by a Party unless such fees, expenses and disbursements are agreed to in writing in advance by the Parties).

(b) If an agreement and plan of merger involving the Company for purposes of effecting the Merger Agreement is not entered into prior to the termination of this Agreement in accordance with the terms hereof, the Parties shall share (allocated among the Parties in proportion to the number of equity securities in the Company each would have held (directly or indirectly) if the closing pursuant to the Merger Agreement had occurred) the Consortium Transaction Expenses incurred in connection with the Transaction.

6.	Miscellaneous

6.1 Additional Parties. From time to time after the date hereof, additional Parties may join this Agreement by delivering a duly executed counterpart signature page hereto, that is accepted by the Founder. Any such additional Party shall be deemed a Party hereunder with all rights and obligations thereof, without any further action required by any other Parties.

6.2 Entire Agreement. This Agreement constitutes the entire agreement among the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to the subject matter of the foregoing.

6.3 Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

6.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware without regard to the conflicts of law principles thereof.

6.5 Dispute Resolution. Any disputes, actions and proceedings against any Party arising out of or in any way relating to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware.

7.	Notices

7.1	Notices.

Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the following address of such other Party or to such other address or facsimile number or electronic mail address as such other Party may hereafter specify for the purpose by notice to the other Parties hereto:

If to the Founder, to:

Max Wygod

c/o Forian, Inc.

41 University Drive, Suite 400

Newtown, PA 18940

with a copy to:

Allen Overy Shearman Sterling US LLP

599 Lexington Ave

New York, NY 10022

Email: CCondon@AOShearman.com; Chris.Forrester@AOShearman.com

if to any other Party, to the address(es) provided under such Party’s signature on its signature page hereto.

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.	Definitions and Interpretations

8.1	Definitions. In this Agreement, unless the context requires otherwise:

“Affiliate” shall mean, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Alternative Transaction” means any inquiry, proposal or offer from any person (other than the Consortium) relating to (i) any direct or indirect acquisition or purchase of any capital stock or other equity interest representing a controlling interest in the Company, or a merger, consolidation or other business combination transaction involving a change of control of the Company or any of its material subsidiaries, material variable interest entities or subsidiaries thereto or (ii) a transfer, sale or lease of all or substantially all of the assets of the Company or any of its material subsidiaries, material variable interest entities or subsidiaries thereto that are used or have been used in the conduct of their respective businesses.

“Business Day” means, any day on which banks are not required or authorized to close in the City of New York.

“Company Shares” means, collectively, shares of common stock, par value $0.001 per share, issued by the Company.

“Consortium” means the consortium formed by the Parties to undertake the Transaction.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, contract or otherwise.

[Signatures begin on next page]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Anthony Vuolo

Anthony Vuolo Notice details:

Address:	21 Coach Lane Upper Saddle River, NJ 07458
E-mail:	Tvuolo10271@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

By:	Entity Name: Max Wygod Family Dynasty Trust /s/ Anthony Vuolo

Name: Anthony Vuolo Title: Trustee Notice details:

	Address:	21 Coach Lane Upper Saddle River, NJ 07458
	Email:	Tvuolo10271@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

By:	Entity Name: Estate of Martin J. Wygod /s/ Max C. Wygod

Name: Max C. Wygod Title: Executor

By:	Entity Name: Administrative Trust U/ Wygod Family RV /s/ Max C. Wygod

Name: Max C. Wygod Title: Co-trustee
By:	Entity Name: Wygod Family REV LT U/T/A /s/ Max C. Wygod

Name: Max C. Wygod Title: Co-trustee Notice details:

	Address:	443 Greenwich St., New York, NY 10013
	E-mail:	maxwygod@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Edward F. Spaniel, Jr.

Name: Edward F. Spaniel, Jr. Notice details:

Address:	7301 Huron Lane, Philadelphia, PA 19119
E-mail:	efspaniel@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

By:	Entity Name: Adam H. Dublin 2019 Family Trust /s/ Edward F. Spaniel, Jr.

Name: Edward F. Spaniel, Jr. Title: Co-Trustee Notice details:

	Address:	c/o Phyllis Dublin, Co-Trustee, 936 Sheridan Rd., Wilmette, IL 60091
	E-mail:	efspaniel@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Adam Dublin

Adam Dublin Notice details:

Address:	936 Sheridan Rd., Wilmette, IL 60091
E-mail:	Adublin10@outlook.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

By:	/s/ Carl Berg

Name: Carl Berg Notice details:

	Address:	30 Park Place, Apt. 61A, New York, NY 10007

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Entity Name: Marble Lane Partners I, LLC

By:	/s/ David Mehlman

Name: David Mehlman Title: Managing Member Notice details:

	Address:	417 S. Barrington Avenue, #308, Los Angeles, CA 90049
	E-mail:	david@arecaholdings.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Entity Name: Oracle Partners, L.P.
By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: Managing Partner

Entity Name: Oracle Institutional Partners, L.P.
By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: Managing Partner

Entity Name: Oracle Ten Fund, L.P.
By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: Managing Partner
Entity Name: Oracle Investment Management, Inc. Employees’ Retirement Plan

[Signature Pages to Consortium Agreement]

By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: CIO

Entity Name: The Feinberg Family Foundation
By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: CIO
Entity Name: Oracle Associates, LLC
By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: CIO
Entity Name: Oracle Investment Management, Inc.
By:	/s/ Larry N. Feinberg

Name: Larry N. Feinberg Title: President Notice details: Address: 177 West Putnam Avenue, Greenwich, CT 06830

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Entity Name:  Feinberg Children's Trust

By:	/s/ Adam Usdan

Name: Adam Usdan Title: Trustee Notice details:

	Address:	2388 S Ocean Blvd., Highland Beach, FL 33487
	E-mail:	ausdan@trellus.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

Entity Name: Administrative Trust U/ Wygod Family RV
By:	/s/ Emily Bushnell

Name: Emily Bushnell Title: Co-Trustee

Entity Name: Wygod Family REV LT U/T/A
By:	/s/ Emily Bushnell

Name: Emily Bushnell Title: Co-Trustee

By:	/s/ Emily Bushnell

Name: Emily Bushnell

Notice details: Address: 131 Katonahs Wood Rd., Bedford Hills, NY 10536

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Michael Sawyer

Michael Sawyer Notice details:

Address:	2831 S Bayshore Dr., Coconut Grove, FL 33133
E-mail:	michaeljamessawyer@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

By:	Entity Name: Nell and Jane Cameron 2006 Trust /s/ Keri Cameron

Name: Keri Cameron Title: Trustee Notice details:

	Address:	11 Quintard Avenue, Old Greenwich, CT 06870
	E-mail:	kerigrace@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Shahir Kassam-Adams

Shahir Kassam-Adams Notice details:

Address:	360 Laurel Lane, Lovingston, VA 22949
E-mail:	skassamadams@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

By:	Entity Name: 360 Ventures, LLC /s/ Shahir Kassam-Adams

Name: Shahir Kassam-Adams Title: General Manager Notice details:

	Address:	360 Laurel Lane, Lovingston, VA 22949
	E-mail:	skassamadams@gmail.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Charles Mele

Charles Mele Notice details:

Address:	600 SE 5th Ave., Apt. S707, Boca Raton, FL 33432
E-mail:	charlesmele@mac.com

[Signature Pages to Consortium Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

/s/ Michael Glick

Michael Glick /s/ Sharon Glick ________________________________ Sharon Glick Notice details:

Address:	11 5th Ave., Apt. 10-G, New York, NY 10003
E-mail:	mbglick@mac.com; sharon.glick2009@gmail.com

[Signature Pages to Consortium Agreement]

Exhibit A

Offer Letter and Term Sheet

August 25, 2025

Board of Directors

Forian Inc.

41 University Drive, Suite 400

Newtown, Pennsylvania, 18940

Dear Members of the Board of Directors:

We are pleased to submit this non-binding proposal to acquire all of the outstanding shares of common stock of Forian Inc. (“Forian” or the “Company”) that we do not currently own (the “Transaction”) for $2.10 per share in cash (the “Offer Price”). We are a consortium, led by Max Wygod, the CEO and Executive Chair of the Company, together with the entities and individuals set forth on Exhibit A hereto. In the aggregate, presently our consortium, including inside directors, Adam Dublin and Shahir Kassam-Adams, represents a majority of the Company’s outstanding shares, based on the aggregate number of shares of the Company’s common stock reported on the Company’s most recently filed report on Form 10-Q.

We firmly believe that our proposed Transaction is in the best interests of Forian stockholders and other stakeholders, including its employees, clients, and end-users. As a public company, Forian’s low float depresses liquidity, slows the recognition of value in the markets, and widens the valuation disparity between the Company and comparable private peers. Furthermore, we do not believe that it makes sense for Forian, to be subject to the expense, distraction and administrative burden of quarterly reporting requirements and Sarbanes-Oxley compliance obligations. The Transaction addresses these considerations while providing public stockholders with immediate liquidity and certainty of value at a premium to current trading levels. We have summarized the proposed key terms of the Transaction below, which are supplemented by the term sheet attached hereto as Exhibit B:

Offer Price

We are prepared to offer $2.10 per share in cash for all of the outstanding shares of common stock of the Company that we do not currently own. This offer represents a substantial premium to relevant trading metrics, including a 19% premium to the closing price as of August 22, 2025.

Our proposal assumes an aggregate of approximately 31 million shares of common stock of the Company are outstanding immediately prior to the consummation of the Transaction.

Offer and Definitive Agreement

We anticipate that the Transaction will be structured as a two-step process, as outlined in Exhibit B. The definitive merger agreement, which will be negotiated on mutually-acceptable terms, will contain customary terms and conditions for transactions of a similar size and nature, which are further described in Exhibit B. Given our knowledge of the Company, we expect to be in a position to execute a definitive agreement promptly. Following the execution of a definitive agreement, we intend to commence a tender offer to acquire all of the outstanding shares of common stock of the Company that we do not currently own to be followed immediately by a short-form merger.

Financing

As part of the Transaction, we would plan to contribute all of our current equity interests in the Company, which account for in excess of approximately 63% of the shares of common stock outstanding. We intend to fund the Transaction by utilizing a combination of personal resources, third-party financing and the Company’s net cash at closing. We are highly confident the financing can be arranged on an expedited basis.

Due Diligence

The Transaction would be subject to satisfactory completion by us of customary due diligence of the Company. Given our history with Forian, we anticipate that the remaining due diligence will be limited in scope and can be completed quickly, assuming that the requested information is provided in a timely manner. We are prepared to commence our confirmatory due diligence review immediately and note that, among other items, we will need access to the Company’s general counsel, members of the Company’s finance team, including the Chief Financial Officer, and certain other key individuals identified in the due diligence process.

Disclosure

In accordance with our legal obligations, we will promptly file a Schedule 13D, including a copy of this letter.

Advisors

To assist us in consummating the proposed Transaction, we have engaged Allen Overy Shearman Sterling US LLP (“AOS”) as legal counsel.

Our proposal is a non-binding expression of interest only and does not constitute an offer to purchase the Company or any securities or assets of the Company. We reserve the right to withdraw or modify our proposal at any time. No legal obligation with respect to our proposal or any other transaction shall arise unless and until we have executed definitive transaction documentation with the Company.

We would welcome the opportunity to engage with you to further explain the merits of our proposal and work with the Board and any Special Committee to be established to explore a Transaction. To the extent you have any questions with regard to our proposal, please feel free to contact Max Wygod or our advisors at AOS.

[Signature page follows]

Sincerely,

/s/ Max Wygod
Max Wygod

Exhibit A

Consortium Members[1]

1.                  Anthony Vuolo

2.                  Max C. Wygod Family Dynasty Trust

3.                  Estate of Martin J. Wygod

4.                  Administrative Trust U/ Wygod Family RV

5.                  Wygod Family REV LT U/T/A

6.                  Adam H. Dublin 2019 Family Trust

7.                  Adam Dublin

8.                  Carl Berg

9.                  Marble Lane Partners I, LLC

10.              Oracle Partners, L.P.

11.              Oracle Institutional Partners, L.P.

12.              Oracle Ten Fund, L.P.

13.              Oracle Investment Management, Inc. Employees’ Retirement Plan

14.              The Feinberg Family Foundation

15.              Oracle Associates, LLC

16.              Oracle Investment Management, Inc.

17.              Emily Bushnell

18.              Michael Sawyer

19.              Nell and Jane Cameron 2006 Trust

20.              Shahir Kassam-Adams

21.              Charles Mele

22.              Michael and Sharon Glick

[1] Note: Includes any trusts or other entities over which such person has control.

Exhibit B

Term Sheet

Term Sheet For Proposed Take-Private Transaction

The following is a non-binding, indicative term sheet summarizing the principal terms of the proposed acquisition of Forian, Inc. (the “Company”) by a special purpose acquisition vehicle to be formed for the purpose of such acquisition (the “Purchaser”), via a two-step tender offer and back-end merger (the “Transaction”).

Consortium and Formation of Purchaser

Certain stockholders (the “Consortium Stockholders”) of the Company to enter into a Consortium Agreement providing for their joint participation in the Transaction.

The Consortium Stockholders will form the Purchaser entity prior to entry into the Merger Agreement.

Transaction Structure

At the closing, and assuming the closing conditions are met, the Consortium Stockholders will contribute their shares of Common Stock of the Company to Purchaser. Purchaser shall, at the closing, acquire 100% of the outstanding equity interests of the Company not already owned by Purchaser through a two-step process:

(i)           a cash tender offer for all outstanding shares of the Company (the “Offer”); followed by

(ii)         a merger of a wholly-owned subsidiary of Purchaser with and into the Company under Section 251(h) of the DGCL (the “Merger”).

It is anticipated that the Transaction will be treated as a tax-free exchange to the Consortium Stockholders.

Purchase Price	The purchase price per share of common stock in both the Offer and Merger will be $2.10.
Treatment of Equity Incentive Awards	Any out-of-the-money stock options will be cancelled, any unvested RSUs will be assumed by the Purchaser and any vested RSUs will receive Merger proceeds.
Conditions to the Transaction

The Transaction as a whole will be conditioned upon the approval by a special committee of the board of directors of the Company, provided that such committee comprises disinterested directors that are independent and empowered to consider the proposal.

The Transaction will also be conditioned upon the execution of satisfactory employment agreements with key management personnel.

The Offer will be conditioned on certain customary closing conditions, including that at least a majority of outstanding shares of the Company are acquired by the Purchaser (either through the contribution by the Consortium Stockholders or tendered in the Offer).

Financing	The Offer and Merger will be funded with a combination of personal funds, third-party financing and cash from the balance sheet of the Company. The Offer and Merger will be conditioned upon receipt of such financing.
Consents and Regulatory Approvals	No third-party consents or regulatory approvals are expected to be required to effect the transaction, which we will confirm promptly in the course of our due diligence.